Exhibit 99.1

FOR IMMEDIATE RELEASE

JAKKS Pacific Announces Authorization to Purchase up to $30.0 Million of its

Outstanding Common Stock and/or Convertible Notes

Malibu, CA – June 16, 2015 – Leading U.S. toymaker JAKKS Pacific, Inc. (Nasdaq: JAKK) ("JAKKS" or the "Company") today announced that based upon the unanimous approval of its independent directors, its Board of Directors has authorized the Company to purchase from time to time through March 31, 2016 up to an aggregate of $30.0 million of the Company’s outstanding common stock and/or convertible notes through open market repurchases or in privately negotiated transactions.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses.  JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros®, DC Comics and Saban’s Power Rangers®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD recognition technology. www.jakks.com

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CONTACTS:

Sara Rosales Montalvo	Joel Bennett
JAKKS Pacific, Inc.	JAKKS Pacific, Inc.
310.455.6245	310.455.6210